Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC REPORTS FOURTH QUARTER 2013 RESULTS

WESTLAKE VILLAGE, CALIFORNIA, February 20, 2014 — LTC Properties, Inc. (NYSE: LTC) (“LTC” or the “Company”) announces today operating results for the quarter ended December 31, 2013.  The Company reported an increase of 13.8% in Funds from Operations (“FFO”) to $20.0 million in the quarter ended December 31, 2013, from $17.5 million in the comparable 2012 period.  FFO per diluted common share was $0.57 for the quarters ended December 31, 2013 and 2012.  Normalized FFO increased by 24.3% to $21.9 million in the fourth quarter of 2013 from $17.7 million in the fourth quarter of 2012.  Normalized FFO per diluted common share was $0.62 and $0.57 for the quarters ended December 31, 2013 and 2012, respectively.  The increase in FFO and normalized FFO was due to higher revenues from mortgage loan originations, acquisitions and completed property developments.

Net income available to common stockholders for the quarter ended December 31, 2013 was $13.7 million or $0.40 per diluted share as compared to $11.9 million or $0.39 per diluted share for the same period in 2012. The increase in net income available to common stockholders for the quarter ended December 31, 2013 was primarily due to mortgage loan originations, acquisitions and completed property developments offset by non-cash provisions for loan loss reserves related to a mortgage loan origination and the write-off of straight-line rent in accordance with Generally Accepted Accounting Principles.

Conference Call Information

The Company will conduct a conference call on Friday, February 21, 2014, at 8:00 a.m. Pacific Time, to provide commentary on the Company’s performance and operating results for the quarter ended December 31, 2013.  The conference call is accessible by dialing 888-317-6016 (domestically) or 412-317-6016 (internationally).  An audio replay of the conference call will be available from February 21 through March 7, 2014 and may be accessed by dialing 877-344-7529 (domestically) or 412-317-0088 (internationally) and entering conference number 10040227.  The Company’s earnings release and supplemental information package for the current period will be available on the Company’s website at www.LTCProperties.com in the “Press Releases” and “Presentations” sections, respectively, of the “Investor Information” tab.

About LTC

At December 31, 2013, LTC had 227 investments located in 30 states comprising of 100 skilled nursing properties, 106 assisted living properties, 9 range of care properties, two schools, six parcels of land under development and four parcels of land held-for-use.  These properties are located in 30 states.  Assisted living properties, independent living properties, memory care properties and combinations thereof are included in the assisted living property type. Range of care properties consist of properties providing skilled nursing and any combination of assisted living, independent living and/or memory care services.  The Company is a self-administered real estate investment trust that primarily invests in senior housing and long-term care facilities through facility lease transactions, mortgage loans and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future.  All statements other than historical facts contained in this press release are forward looking statements.  These forward looking statements involve a number of risks and uncertainties.  Please see our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q, and our other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements.  Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct.  The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(unaudited)		(audited)
Revenues:
Rental income	$25,259	$22,844	$98,166	$86,022
Interest income from mortgage loans	3,103	1,135	6,298	5,496
Interest and other income	231	146	510	964
Total revenues	28,593	24,125	104,974	92,482

Expenses:
Interest expense	2,852	2,907	11,364	9,932
Depreciation and amortization	6,237	5,560	24,389	21,613
Provisions (recovery) for doubtful accounts	2,139	(78)	2,180	(101)
General and administrative expenses	2,715	3,212	11,636	10,732
Total expenses	13,943	11,601	49,569	42,176

Income from continuing operations	14,650	12,524	55,405	50,306

Discontinued operations:
Net income from discontinued operations	—	254	805	1,005
Gain on real estate assets, net	—	—	1,605	16
Net income from discontinued operations	—	254	2,410	1,021

Net income	14,650	12,778	57,815	51,327
Income allocated to non-controlling interests	—	(7)	—	(37)
Net income attributable to LTC Properties, Inc.	14,650	12,771	57,815	51,290

Income allocated to participating securities	(99)	(98)	(383)	(377)
Income allocated to preferred stockholders	(819)	(819)	(3,273)	(3,273)
Net income available to common stockholders	$13,732	$11,854	$54,159	$47,640

Basic earnings per common share:
Continuing operations	$0.40	$0.38	$1.56	$1.54
Discontinued operations	$0.00	$0.01	$0.07	$0.03
Net income available to common stockholders	$0.40	$0.39	$1.64	$1.58

Diluted earnings per common share:
Continuing operations	$0.40	$0.38	$1.56	$1.54
Discontinued operations	$0.00	$0.01	$0.07	$0.03
Net income available to common stockholders	$0.40	$0.39	$1.63	$1.57

Weighted average shares used to calculate earnings per common share:
Basic	34,555	30,297	33,111	30,238
Diluted	34,582	30,341	33,142	30,278

NOTE:  Computations of per share amounts from continuing operations, discontinued operations and net income are made independently.  Therefore, the sum of per share amounts from continuing operations and discontinued operations may not agree with the per share amounts from net income allocable to common stockholders.

Supplemental Reporting Measures

FFO, adjusted FFO (“AFFO”), and Funds Available for Distribution (“FAD”) are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”).  Investors, analysts and the Company use FFO, AFFO and FAD as supplemental measures of operating performance. The Company believes FFO, AFFO and FAD are helpful in evaluating the operating performance of a REIT.  Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with U.S. GAAP assumes that the value of real estate assets diminishes predictably over time.  We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO, AFFO and FAD facilitate like comparisons of operating performance between periods.  Additionally the Company believes that normalized FFO, normalized AFFO and normalized FAD provide useful information because they allow investors, analysts and our management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with U.S. GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Normalized FFO represents FFO adjusted for certain items detailed in the reconciliations. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs.

We define AFFO as FFO excluding the effects of straight-line rent and amortization of lease inducement.  U.S. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease.  This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in our consolidated balance sheet.  At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term.  By excluding the non-cash portion of straight-line rental revenue and amortization of lease inducement, investors, analysts and our management can compare AFFO between periods.  Normalized AFFO represents AFFO adjusted for certain items detailed in the reconciliations.

We define FAD as AFFO excluding the effects of non-cash compensation charges.  FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders.  Investors, analysts and the Company utilize FAD as an indicator of common dividend potential.  The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.  Normalized FAD represents FAD adjusted for certain items detailed in the reconciliations.

While the Company uses FFO, normalized FFO, normalized AFFO and normalized FAD as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with U.S. GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD

The following table reconciles each of net income, FFO and normalized FFO available to common stockholders, as well as normalized AFFO and normalized FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013		2012	2013	2012

Net income available to common stockholders	$13,732		$11,854	$54,159	$47,640
Add: Depreciation and amortization (continuing and discontinued operations)	6,237		5,692	24,706	22,153
Less: Gain on sale of real estate, net	—		—	(1,605)	(16)
FFO available to common stockholders	19,969		17,546	77,260	69,777

Add: Non-cash interest related to earn-out liabilities	—		109	256	439
Less: Non-recurring one-time items	1,980	(1)	—	2,687 (2)	(347	)(3)
Normalized FFO available to common stockholders	21,949		17,655	80,203	69,869

Add (less): Non-cash rental income	(790)		(900)	(3,295)	(2,604)
Normalized adjusted FFO (AFFO)	21,159		16,755	76,908	67,265

Add: Non-cash compensation charges	541		464	2,134	1,819
Normalized funds available for distribution (FAD)	$21,700		$17,219	$79,042	$69,084

(1)         Comprised of a $1,244 provision for loan loss reserve on a $124,387 mortgage loan origination and an $869 non-cash write-off of straight-line rent offset by revenue from the Sunwest bankruptcy settlement distribution of $133.

(2)         Represents a one-time severance and accelerated restricted stock vesting charge of $707 related to the retirement of the Company’s former Senior Vice President, Marketing and Strategic Planning and (1) above.

(3)         Represents revenue from the Sunwest bankruptcy settlement distribution.

Basic FFO available to common stockholders per share	$0.58		$0.58	$2.33	$2.31
Diluted FFO available to common stockholders per share	$0.57		$0.57	$2.29	$2.26

Diluted FFO available to common stockholders	$20,788		$18,470	$80,916	$73,464
Weighted average shares used to calculate diluted FFO per share available to common stockholders	36,582		32,548	35,342	32,508

Basic normalized FFO available to common stockholders per share	$0.64		$0.58	$2.42	$2.31
Diluted normalized FFO available to common stockholders per share	$0.62		$0.57	$2.37	$2.26

Diluted normalized FFO available to common stockholders	$22,867		$18,579	$83,859	$73,556
Weighted average shares used to calculate diluted normalized FFO per share available to common stockholders	36,778		32,548	35,342	32,508

Basic normalized AFFO per share	$0.61		$0.55	$2.32	$2.22
Diluted normalized AFFO per share	$0.60		$0.54	$2.28	$2.18

Diluted normalized AFFO	$21,978		$17,679	$80,564	$70,952
Weighted average shares used to calculate diluted normalized AFFO per share	36,582		32,548	35,342	32,508

Basic normalized FAD per share	$0.63		$0.57	$2.39	$2.28
Diluted normalized FAD per share	$0.61		$0.56	$2.34	$2.24

Diluted normalized FAD	$22,618		$18,143	$82,698	$72,771
Weighted average shares used to calculate diluted normalized FAD per share	36,778		32,548	35,342	32,508

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, audited)

	December 31, 2013	December 31, 2012
ASSETS
Real estate investments:
Land	$80,993	$74,702
Buildings and improvements	856,624	811,867
Accumulated depreciation and amortization	(218,700)	(194,448)
Net real estate property	718,917	692,121
Properties held-for-sale, net of accumulated depreciation and amortization: 2013 — $0; 2012 — $4,100	—	9,426
Net real estate property	718,917	701,547
Mortgage loans receivable, net of allowance for doubtful accounts: 2013 — $1,671; 2012 — $782	165,444	39,299
Real estate investments, net	884,361	740,846
Other assets:
Cash and cash equivalents	6,778	7,191
Debt issue costs, net	2,458	3,040
Interest receivable	702	789
Straight-line rent receivable, net of allowance for doubtful accounts: 2013 — $1,541; 2012 — $1,513	29,760	26,766
Prepaid expenses and other assets	6,756	7,542
Notes receivable	595	3,180
Straight-line rent receivable and other assets related to properties held-for-sale, net of allowance for doubtful accounts: 2013 — $0; 2012 — $44	—	238
Total assets	$931,410	$789,592

LIABILITIES
Bank borrowings	$21,000	$115,500
Senior unsecured notes	255,800	185,800
Bonds payable	2,035	2,635
Accrued interest	3,424	3,279
Earn-out liabilities	—	6,744
Accrued expenses and other liabilities	16,713	12,165
Accrued expenses and other liabilities related to properties held-for-sale	—	361
Total liabilities	298,972	326,484

EQUITY
Stockholders’ equity:
Preferred stock $0.01 par value; 15,000 shares authorized; shares issued and outstanding: 2013 — 2,000; 2012 — 2,000	38,500	38,500
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2013 — 34,746; 2012 — 30,544	347	305
Capital in excess of par value	688,654	510,236
Cumulative net income	781,848	724,033
Accumulated other comprehensive income	117	152
Cumulative distributions	(877,028)	(810,125)
Total LTC Properties, Inc. stockholders’ equity	632,438	463,101

Non-controlling interests	—	7
Total equity	632,438	463,108
Total liabilities and equity	$931,410	$789,592